Exhibit 99.1

Dynatronics Announces 33% Sales Growth for First Quarter Fiscal 2019

Cottonwood Heights, Utah (November 13, 2018) – Dynatronics Corporation (NASDAQ:DYNT), a leading provider of physical therapy, rehabilitation, and athletic training products, today announced financial results for its first quarter of fiscal year 2019.

Net sales for the quarter ended September 30, 2018 increased $4.3 million, or 33.3%, to $17.1 million, compared to $12.8 million in the same quarter of the prior fiscal year. Gross profit for the quarter increased $1.2 million, or 27.8%, to $5.5 million. The increases in net sales and gross profit were attributable to the company’s acquisition of Bird & Cronin in the second fiscal quarter of 2018. Bird & Cronin contributed sales of $5.9 million and gross profit of $2.1 million in the quarter. Increased sales during the quarter resulting from the Bird & Cronin acquisition were offset by declines in sales of physical therapy and rehabilitation equipment and supplies totaling approximately $1.6 million, due primarily to operational improvement initiatives, including product rationalization efforts and transitions in our sales force. Gross margin for the quarter was 32.5% compared to 33.9% in the same quarter of the prior year. The decrease was primarily due to lower gross margin on sales of our physical therapy and rehabilitation equipment.

“I am pleased with our overall performance for the start of our fiscal year 2019. Sales growth continues to reflect the successful execution of our acquisition strategy,” explained Dr. Christopher R. von Jako, CEO of Dynatronics Corporation. “We have made several organizational changes and investments to position the company for growth by acquisition and to drive operational improvements. We expect that these investments will put Dynatronics on track for improved cash flow and profitability.”

Net income for the quarter ended September 30, 2018 was approximately $0.3 million, compared to $0.2 million in the same period of the prior fiscal year. Depreciation, amortization, and other non-cash expenses were $0.4 million in the quarter.

Net income attributable to common stockholders for the quarter ended September 30, 2018 was $0.1 million, compared to $0.0 million in the first quarter of the prior fiscal year.

Conference Call

Dynatronics has scheduled a conference call for investors on November 13, 2018, at 8:30 AM ET. Those wishing to participate should call (877) 407-8033 (U.S./Canada callers) or (201) 689-8033 (international callers). A replay will be available by dialing (877) 481-4010, Pin 39734.

About Dynatronics Corporation

Dynatronics designs, manufactures, markets, and distributes orthopedic soft goods, medical supplies, and physical therapy, rehabilitation, and athletic training products. Through its various distribution channels, the company markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, and hospitals. More information is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company's expectations and similar statements, including, for example, the statement regarding the improving profitability of the company’s Therapy Products Division in fiscal year 2019 and beyond. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, competitive factors, inventory risks due to shifts in market demand, market demand for our products, and availability of financing at cost-effective rates. The contents of this press release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended June 30, 2018 which was filed on September 27, 2018.

The following is a summary of operating results for the quarters ended September 30, 2018 and 2017 and balance sheet highlights as of September 30, 2018 and June 30, 2018.

Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except per share amounts

	Quarter Ended
	September 30,
	2018	2017

Net sales	$17,066	$12,798
Cost of sales	11,519	8,459
Gross profit	$5,547	$4,339

Selling, general, and admin. Expenses	$5,496	$4,075
Other (income) expense, net	(265)	65
Loss before income taxes	$316	$199
Income tax (provision) benefit	0	0
Net income	$316	$199

Convertible preferred stock dividend, in common stock	$(187)	$(187)
Net income attributable to common stockholders	$129	$12
Net income attributable to common stockholders per common share – basic and diluted	$0.02	$0.00
Weighted-average common shares outstanding – basic	8,160,431	4,748,049
Weighted-average common shares outstanding – diluted	8,400,824	4,748,309

Balance Sheet Highlights
In thousands, except per share amounts

	Sept. 30, 2018	June 30, 2018

Cash and cash equivalents	$437	$1,696
Trade accounts receivable	8,529	7,811
Inventories, net	10,524	10,988
Prepaid & other	1,024	927
Total current assets	$20,514	$21,422

Accounts payable	$4,044	$3,413
Accrued payroll and benefits expense	1,529	1,929
Accrued expenses	1,112	830
Other current liabilities	748	748
Line of credit	5,030	6,286
Current portion of acquisition holdback	1,880	1,379
Total current liabilities	$14,343	$14,585

Contact:
Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com

For additional information, please visit: www.dynatronics.com
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